                                                                      Exhibit 12

GTE Southwest Incorporated

STATEMENTS OF RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


                                                         Years Ended December 31,
                                           ---------------------------------------------------
                                             1996           1995(a)     1995           1994(b)
                                           ---------      ---------   ---------      ---------
Net earnings available for
fixed charges:
  Income before extraordinary              $ 255,796      $ 180,991   $ 195,289      $ 144,762
  charges
  Add - Income taxes (benefit)               130,173         92,152      99,437         71,146
       - Fixed charges                        66,798         68,925      68,925         70,761
                                           ---------      ---------   ---------      ---------

Adjusted earnings                          $ 452,767      $ 342,068   $ 363,651      $ 286,669
                                           =========      =========   =========      =========

Fixed charges:
  Interest expense                         $  60,653      $  63,848   $  63,848      $  65,913
  Portion of rent expense
     representing interest                     6,145          5,077       5,077          4,848
                                           ---------      ---------   ---------      ---------

Adjusted fixed charges                     $  66,798      $  68,925   $  68,925      $  70,761
                                           =========      =========   =========      =========


RATIO OF EARNINGS TO FIXED
  CHARGES                                       6.78           4.96        5.28           4.05

                                                         Years Ended December 31,
                                           -------------------------------------------------
                                             1994           1993(c)     1993         1992
                                           ---------      ---------   ---------    ---------
Net earnings available for
fixed charges:
  Income before extraordinary              $ 184,528      $ 171,814   $  55,373    $ 190,759
  charges
  Add - Income taxes (benefit)                95,068         61,684     (12,731)      93,692
       - Fixed charges                        70,761         91,107      91,107       93,355
                                           ---------      ---------   ---------    ---------

Adjusted earnings                          $ 350,357      $ 324,605   $ 133,749    $ 377,806
                                           =========      =========   =========    =========

Fixed charges:
  Interest expense                         $  65,913      $  85,044   $  85,044    $  87,561
  Portion of rent expense
     representing interest                     4,848          6,063       6,063        5,794
                                           ---------      ---------   ---------    ---------

Adjusted fixed charges                     $  70,761      $  91,107   $  91,107    $  93,355
                                           =========      =========   =========    =========


RATIO OF EARNINGS TO FIXED
  CHARGES                                       4.95           3.56        1.47         4.05


(a) Excludes after-tax gains of approximately $14 million related to the sale of the Company's unconsolidated investment in Metropolitan Houston Paging Service, Inc. and non-strategic local exchanges in Texas.

(b) Results for 1994 exclude after-tax gains of approximately $40 million related to the sale of non-strategic local exchanges in Oklahoma and Arizona.

(c) Results for 1993 exclude an after-tax restructuring charge of approximately $123 million for the implementation of a re-engineering plan, a one-time after-tax charge of approximately $6 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993, and an after-tax gain of approximately $13 million related to Contel of the West, Inc.'s sale of non-strategic local exchanges in Utah.